Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Protective Life Corporation of our report dated February 28, 2012 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the adoption of the accounting standard relating to accounting for costs associated with acquiring or renewing insurance contracts and changes in the presentation of segment information discussed in Note 5 and Note 22, as to which the date is May 14, 2012, relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in Protective Life Corporation’s Current Report on Form 8-K dated May 14, 2012.

/S/PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

December 12, 2012